Free Writing Prospectus

Filed pursuant to Rule 433

To Prospectus dated March 24, 2023

Preliminary Prospectus Supplement dated February 23, 2026

Registration Statement File No. 333-270827

Verisk Analytics, Inc.

$500,000,000 4.450% Senior Notes due 2031

$500,000,000 5.125% Senior Notes due 2036

Pricing Term Sheet

Issuer:	Verisk Analytics, Inc.

Ticker:	VRSK

Aggregate Principal Amount of the Notes:	$1,000,000,000

Joint Bookrunning Managers:	BofA Securities, Inc. Wells Fargo Securities, LLC Goldman Sachs & Co. LLC Morgan Stanley & Co. LLC

Co-Managers:	HSBC Securities (USA) Inc. TD Securities (USA) LLC Academy Securities, Inc. Loop Capital Markets LLC R. Seelaus & Co., LLC

Trade Date:	February 23, 2026

Settlement Date:**	February 26, 2026 (T+3)

$500,000,000 4.450% Senior Notes due 2031

Title of Notes:	4.450% Senior Notes due 2031 (the “2031 Notes”)

Expected Rating (Moody’s / S&P)*:	Baa1 / BBB

Aggregate Principal Amount:	$500,000,000

Maturity:	March 15, 2031

Coupon:	4.450%

Public Offering Price:	99.957% of face amount

Yield to Maturity:	4.459%

Spread to Benchmark Treasury:	+88 basis points

Benchmark Treasury:	3.750% due January 31, 2031

Benchmark Treasury Price / Yield:	100-24+ / 3.579%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Redemption Provisions:	Prior to February 15, 2031 (1 month prior to the maturity date of the 2031 Notes) (the “2031 Notes Par Call Date”), the 2031 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the 2031 Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the prospectus supplement) plus 15 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to the date of redemption.

On or after the 2031 Notes Par Call Date, the 2031 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345YAP1 / US92345YAP16

$500,000,000 5.125% Senior Notes due 2036

Title of Notes:	5.125% Senior Notes due 2036 (the “2036 Notes” and, together with the 2036 Notes, the “Notes”)

Expected Rating (Moody’s / S&P)*:	Baa1 / BBB

Aggregate Principal Amount:	$500,000,000

Maturity:	March 15, 2036

Coupon:	5.125%

Public Offering Price:	99.841% of face amount

Yield to Maturity:	5.145%

Spread to Benchmark Treasury:	+112 basis points

Benchmark Treasury:	4.125% due February 15, 2036

Benchmark Treasury Price / Yield:	100-26 / 4.025%

Interest Payment Dates:	March 15 and September 15, commencing September 15, 2026

Redemption Provisions:	Prior to December 15, 2035 (3 months prior to the maturity date of the 2036 Notes) (the “2036 Notes Par Call Date”), the 2036 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the date of redemption (assuming the 2036 Notes matured on the 2036 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable treasury rate (as defined in the prospectus supplement) plus 20 basis points less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the 2036 Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to the date of redemption.

On or after the 2036 Notes Par Call Date, the 2036 Notes may be redeemed, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2036 Notes being redeemed plus accrued and unpaid interest thereon to the applicable redemption date.

Denominations:	$2,000 and any integral multiple of $1,000 above that amount

CUSIP / ISIN:	92345YAQ9 / US92345YAQ98

Additional Information:

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
**

Note: We expect that delivery of the Notes will be made to investors on or about February 26, 2026, which will be the third New York business day following the date of this prospectus supplement (such settlement being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes prior to the first business day before delivery of the Notes may be required, by virtue of the fact that the Notes initially settle in T+3, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes prior to the first business day before their date of delivery should consult their advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting BofA Securities, Inc. toll free at 1-800-294-1322 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

This communication should be read in conjunction with the Preliminary Prospectus Supplement and the accompanying base prospectus. The information in this communication supersedes the information in the Preliminary Prospectus Supplement and the accompanying base prospectus to the extent inconsistent with the information in the Preliminary Prospectus Supplement and the accompanying base prospectus.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.